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CUSIP 487-736-AA8

                          KELLEY OIL & GAS CORPORATION

   OFFER TO PURCHASE ITS 8 1/2% CONVERTIBLE SUBORDINATED DEBENTURES DUE 2000
               FOR $590 PER $1,000 PRINCIPAL AMOUNT OF DEBENTURES
                       PURSUANT TO THE OFFER TO PURCHASE
                              DATED APRIL 19, 1999

THE OFFER WILL EXPIRE AT 12:01 A.M., NEW YORK CITY TIME, ON SATURDAY, MAY 15, 1999 UNLESS EXTENDED (SUCH DATE, AS THE SAME MAY BE EXTENDED, THE "EXPIRATION DATE"). HOLDERS OF DEBENTURES (AS DEFINED BELOW) MUST VALIDLY TENDER THEIR DEBENTURES ON OR PRIOR TO THE EXPIRATION DATE IN ORDER FOR THEIR DEBENTURES TO BE PURCHASED PURSUANT TO THIS OFFER. TENDERED DEBENTURES MAY BE WITHDRAWN AT ANY TIME PRIOR TO THE EXPIRATION DATE.

To Brokers, Dealers, Commercial Banks,
Trust Companies and Other Nominees:

     Kelley Oil & Gas Corporation, a Delaware corporation (the "Issuer"), is offering, upon the terms and subject to the conditions set forth in the Offer to Purchase dated April 19, 1999 (the "Offer to Purchase") and the accompanying Letter of Transmittal enclosed herewith (which together constitute the "Offer"), to purchase its 8 1/2% Convertible Subordinated Debentures due 2000 (the "Debentures") for $590 per $1,000 principal amount of Debentures tendered plus accrued and unpaid interest thereon (the "Purchase Price"). Debentures must be tendered in whole or in part in integral multiples of $1,000.

     THE OFFER IS SUBJECT TO CERTAIN CONDITIONS. SEE "THE OFFER--CERTAIN CONDITIONS OF THE OFFER" IN THE OFFER TO PURCHASE.

     Enclosed herewith for your information and forwarding to your clients are copies of the following documents:

     1. the Offer to Purchase dated April 19, 1999;

     2. the Letter of Transmittal for your use and for the information of your clients (facsimile copies of the Letter of Transmittal may be used to tender Debentures);

     3. a form of letter which may be sent to your clients for whose accounts you hold Debentures registered in your name or in the name of your nominee, with space provided for obtaining such clients' instructions with regard to the payment of the Purchase Price; and

     4. a Notice of Guaranteed Delivery.

     YOUR PROMPT ACTION IS REQUESTED. PLEASE NOTE THAT THE OFFER WILL EXPIRE AT 12:01 A.M., NEW YORK CITY TIME, ON SATURDAY, MAY 15, 1999, UNLESS EXTENDED. PLEASE FURNISH COPIES OF THE ENCLOSED MATERIALS TO THOSE OF YOUR CLIENTS FOR WHOM YOU HOLD DEBENTURES REGISTERED IN YOUR NAME OR IN THE NAME OF YOUR NOMINEE AS QUICKLY AS POSSIBLE.

     In all cases, the purchase of Debentures pursuant to the Offer will be made only after receipt by the Depositary of (a) certificates representing such Debentures, or a confirmation of a book-entry transfer into the Depositary's account at the Book-Entry Transfer Facility (as defined in the Offer to Purchase), as the case may be, (b) the Letter of Transmittal (or facsimile thereof), properly completed and duly executed, or an Agent's Message (as defined in the Offer to Purchase) and (c) any other required documents.
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     Holders who wish to tender their Debentures and (i) whose Debentures are not immediately available or (ii) who cannot deliver their Debentures, the Letter of Transmittal or an Agent's Message or any other documents required by the Letter of Transmittal to the Depositary prior to the Expiration Date or
(iii) who cannot complete the procedures for book-entry transfer prior to the Expiration Date must tender their Debentures according to the guaranteed delivery procedures set forth under the caption "The Offer--Procedures for Tendering Securities--Guaranteed Delivery" in the Offer to Purchase.

     The Offer is not being made to, nor will tenders be accepted from or on behalf of, holders of Debentures residing in any jurisdiction in which the making of the Offer or acceptance thereof would not be in compliance with the laws of such jurisdiction.

     The Issuer will not make any payments to brokers, dealers or other persons for soliciting acceptances of the Offer. The Issuer will, however, upon request, reimburse you for customary clerical and mailing expenses incurred by you in forwarding any of the enclosed materials to your clients. The Issuer will pay or cause to be paid any transfer taxes payable on the transfer of Debentures to it, except as otherwise provided in the Letter of Transmittal.

     Questions and requests for assistance with respect to the Offer or for copies of the Offer to Purchase and Letter of Transmittal may be directed to the Depositary or the Information Agent at their addresses set forth in the Offer to Purchase.

                                          Very truly yours,

                                          KELLEY OIL & GAS CORPORATION

     NOTHING CONTAINED HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL CONSTITUTE YOU OR ANY OTHER PERSON THE AGENT OF THE ISSUER OR ANY AFFILIATE THEREOF, OR AUTHORIZE YOU OR ANY OTHER PERSON TO MAKE ANY STATEMENTS OR USE ANY DOCUMENT ON BEHALF OF ANY OF THEM IN CONNECTION WITH THE OFFER OTHER THAN THE ENCLOSED DOCUMENTS AND THE STATEMENTS CONTAINED THEREIN.

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